EXHIBIT 10.31

                             COLLABORATION AGREEMENT

                                     between

                     PROCTER & GAMBLE PHARMACEUTICALS, INC.

                                       and

                         REGENERON PHARMACEUTICALS, INC.

                                December 11, 1996

Execution Copy


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                             COLLABORATION AGREEMENT

I.         Definitions......................................................3
II.        Scope; Joint Management Committee................................9
III.       Research and Development........................................11
IV.        Commercialization of Products...................................17
V.         License Grants..................................................19
VI.        Royalties and Accounting........................................21
VII.       Patents and Infringement........................................24
VIII.      Confidentiality.................................................27
IX.        Representations, Warranties and Indemnification.................28
X.         Term, Termination...............................................30
XI.        Miscellaneous...................................................35
XII.       Execution.......................................................39


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                             COLLABORATION AGREEMENT

Made as of this 11th day of December, 1996, by and among

         Procter & Gamble Pharmaceuticals, Inc., an Ohio corporation having its principal offices at One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (hereinafter "Procter & Gamble"), and

         Regeneron Pharmaceuticals, Inc., a New York corporation having its principal office at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707 (hereinafter "Regeneron").


         Whereas Regeneron and Procter & Gamble have conducted basic research in the area of skeletal muscle; and

        Whereas Procter & Gamble and Regeneron share a common vision and commit to a true collaboration focused on discovering, developing, and commercializing therapeutic agents in the Field in the Territory (both terms as defined herein); and

         Whereas Procter & Gamble and Regeneron intend fully to utilize their capabilities, capitalize on each other's expertise, and put forth Commercially Reasonable Efforts to achieve this objective, and recognize that each party is contributing valuable technologies and capabilities to this effort and that the combination of these compatible and complementary technologies and capabilities creates the basis for a successful collaboration; and

         Whereas the Parties have also entered into a Stock Purchase Agreement and Stock Registration Agreement as of the date first written above as part of this collaboration; so that

The Parties agree as follows:


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                             Article I - Definitions

         1.1. "Affiliate" means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. In no event will Amgen-Regeneron Partners, any legal entity that Regeneron forms with Glaxo that relates to their July 1993 agreement, any legal entity that Regeneron forms with Pharmacopeia, Inc. that relates to their October 1996 agreement, or any legal entity that Regeneron forms with Procter & Gamble that relates to this Agreement be deemed to be an Affiliate of Regeneron under this Agreement. "Owns" or "Ownership" means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation's voting securities or a comparable equity interest in any other type of entity.

         1.2. "Agreement" means the present agreement together with all appendices.

         1.3. "Allowable Expense" means Direct Costs to be reimbursed with respect to a Compound that the JMC approves and authorizes (including without limitation the nature, amount and calculation of such costs) prior to the time when such expenses are incurred and shall consist of internal and/or Third Party (as defined herein) costs incurred by each Party for the research, development, commercialization, and marketing of Compounds. "Direct Costs" shall mean those costs that are traceable to the approved activity based upon effort expended and/or resources consumed to perform such activity; Direct Costs shall not include without limitation any mark-up or profit above actual costs. Allowable Expenses will be recognized in accordance with GAAP.

         1.4.     "Anniversary" means the month and day of the Effective Date during any year subsequent to the Effective Date.

         1.5.     "Article" means any article of this Agreement.

         1.6. "Calendar Quarter" means each period of three (3) months ending on 31 March or 30 June or 30 September or 31 December.

         1.7. "Commercially Reasonable Efforts" means efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage of research, development or commercialization of similar market potential, taking into account the establishment of the compound or product in the marketplace, the cost-effectiveness of the efforts or resources while optimizing profitability, the competitiveness of alternative products in

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the marketplace, the proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product and alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market by market basis for a particular Compound, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Compound and the market involved.

         1.8. "Competing Product" means any compound, product, method or system which is or may be used for a purpose or purposes that are the same or substantially similar to those for which a Compound is or may be used in the Territory. Competing Product shall not include the compounds ***.

           1.9. "Compound" means a chemical entity, which is not Third Party Technology, with research or commercial utility in the Field and which primary site of action is skeletal muscle. Compound includes Research Compounds, Development Compounds and Marketed Compounds that may be useful in methods of research, diagnosis, treatment or prevention in the Field. Each Compound shall also be deemed to include all indications (both inside and outside the Field), formulations, line extensions, or modes of administration thereof. Compound shall not include the compounds ***.

         1.10. "Development Compound" means a Compound that the JMC has determined has met Success Criteria and should undergo further development pursuant to Section 3.3.

         1.11.    "Effective Date" means the date first written above.

         1.12. "Exclusivity Term" means the period of time beginning on the Effective Date of this Agreement to the end of the Tail Period.

         1.13. "Field" means the diagnosis, prevention and/or treatment of conditions in humans and animals associated with the promotion or protection of skeletal muscle mass or function (including, without limitation, the diagnosis, treatment or prevention of muscle atrophy).

         1.14. "Fiscal Year" means the twelve (12) month period of time from July 1 to June 30, except that the first Fiscal Year commences on the Effective

Date and ends on June 30, 1997.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

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         1.15.    "FTE" or "Full Time Equivalent" means one Effort Year of an employee or class of employees. "Effort Year" means nineteen hundred and fifty (1,950) hours of direct effort expended on approved activities during a Fiscal Year.

         1.16.    "GAAP" means generally accepted accounting principles.

         1.17. "Joint Discovery Research Term" means the period beginning on and including the Effective Date and ending upon termination pursuant to
Section 3.2(c).

         1.18. "Joint Management Committee" or "JMC" means the committee described in Article II.

         1.19. "Joint Non-discovery Research Term" means the period of time after the termination of the Joint Discovery Research Term when the Parties are performing research on Research Compounds pursuant to Section 3.2(d).

         1.20. "J-V" means such collaborative relationship as may be established pursuant to Section 3.8 of this Agreement. J-V may or may not be structured as a separate legal entity, such as a corporation, partnership, LLC, or such other form as the Parties may agree. In agreeing on the form of the collaborative relationship, the Parties shall take appropriate account of, among other factors, ease of administration and tax liabilities.

         1.21. "Know-how" means the entire right, title and interest in trade secret Technology. "P&G Know-how" shall mean the entire right, title and interest in Know-how owned solely or jointly with a Third Party by P&G or an Affiliate of P&G. "Regeneron Know-how" shall mean the entire right, title and interest in Know-how owned solely or jointly with a Third Party by Regeneron or an Affiliate of Regeneron.

         1.22.    "Major Country" means the ***.

         1.23 "Marketed Compound" means a Compound which is sold in any country in the Territory.


*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

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         1.24. "Net Sales" means total gross realization less: (i) discounts, including cash discounts and discounts for special purchases, rebates, retroactive price reductions or allowances granted or incurred from the billed amount, (ii) any sales or value added taxes or any other taxes measured by the amount of sales or gross receipts, and (iii) credits or allowances actually granted upon claims, rejections or returns, including recalls, regardless of the party requesting such. As used herein, total gross realization means the list price for a Compound multiplied by volume in units for units sold or otherwise transferred by either Party or an authorized agent of either Party to a customer, but excludes sales or transfers between and among the Parties, the Parties' Affiliates, or an authorized agent or licensee of either Party, unless such sale or other transfer is to a customer.

         1.25. "Opting Out Party" means the Party that has elected not to continue research, development and/or commercialization of a Compound either in the entire Territory or in one or more specific countries therein.

         1.26.    "Party" means Regeneron or Procter & Gamble.

         1.27. "Patent" shall mean the entire right, title and interest in a Valid Claim to Technology in a patent application, and all continuing and divisional patent applications, continuations-in-part, reissue applications and all other related patent applications claiming priority, indirectly and directly, to such application, and all patents issuing therefrom, worldwide. "P&G Patent Rights" shall mean the entire right, title and interest in a Patent owned solely or jointly with a Third Party by P&G or an Affiliate of P&G. "Regeneron Patent Rights" shall mean the entire right, title and interest in a Patent owned solely or jointly with a Third Party by Regeneron or an Affiliate of Regeneron.

         1.28. "Proceeding Party" means that Party that is not an Opting Out Party with respect to a Compound either in the entire Territory or in one or more specific countries therein.

         1.29. "Product Plan" means the annual compilation of objectives, activities, resource allocations, Success Criteria, Allowable Expenses and budgets regarding the development and commercialization of Development Compounds and Marketed Compounds agreed to by the Joint Management Committee, as more thoroughly described in Section 3.3(c).

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         1.30.    "Research Compound" means a Compound that has not yet been designated a Development Compound.

         1.31. "Research Plan" means the annual compilation of objectives, activities, resource allocations, Success Criteria, Allowable Expenses and budgets regarding the Parties' collaborative research in the Field agreed to by the JMC during the Joint Discovery Research Term and Joint Non-discovery Research Term.

         1.32. "Royalty Term" means the period from the first Net Sales in the first country to the final payment of royalties in the last country pursuant to Section 6.1.

         1.33.    "Section" means any section of this Agreement.

         1.34. "Success Criteria" means specific criteria set forth in the

Research Plan that define the minimum technical and/or commercial requirements for a Research Compound to be designated a Development Compound. For Development Compounds being developed pursuant to a Product Plan, Success Criteria shall mean the minimum technical and/or commercial requirements for a Development Compound to become a commercially viable Marketed Compound.

         1.35. "Sumitomo Compound" means any Compound which is claimed by a Regeneron Patent and for which Sumitomo Chemical Company Limited has exercised rights pursuant to its Technology Development Agreement with Regeneron executed in March 1989.

         1.36. "Tail Period" means the two (2) years immediately after the end of the Joint Discovery Research Term.

         1.37. "Technology" means all inventions, trade secrets and other information, whether or not patentable, which is useful for the research, development and/or commercialization of Compounds which are (a) conceived or reduced to practice by a Party or acquired or licensed by a Party from a Third Party prior to the Effective Date; (b) conceived or reduced to practice by a Party or acquired or licensed by a Party from a Third Party during the Joint Discovery Research Term; (c) conceived or reduced to practice by a Party during the Tail Period; (d) conceived or reduced to practice by a Party as a result of activities with respect to a Research Compound during the Joint Non-discovery Research Term; or (e) a result of development or commercialization of a Development Compound and/or Marketed Compound during the Term.

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Technology may include, without limitation, research methods and materials
(including without limitation genetic materials, receptors, cell lines and transgenic animals) useful in performing research, Compounds, formulations, chemical synthesis and manufacturing processes, methods of diagnosis and methods of treatment.

         1.38. "Term" means the period of time beginning on the Effective Date and unless terminated earlier pursuant to Sections 3.2 or 10.2, ending upon the expiration of the Royalty Term.

         1.39. "Territory" means the entire world, excluding Japan with respect to any Sumitomo Compound and MuSK and Agrin. Japan shall be included in the Territory except for Sumitomo Compounds and MuSK and Agrin. "MuSK" shall mean the materials ***. "Agrin" shall mean the compounds ***.

         1.40. "Third Party" means any entity other than Regeneron or Procter & Gamble or their Affiliates or a J-V established in accordance with this Agreement.

         1.41. "Third Party Technology" means Technology owned solely by Regeneron or its Affiliates in which a Third Party has rights pursuant to an agreement between such Third Party and Regeneron or its Affiliates prior to the Effective Date, as specifically set forth in Attachment 9.1.

         1.42. "Valid Claim" shall mean any claim in a published and unexpired application or patent included within a Patent which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been finally abandoned or admitted to be invalid or unenforceable through disclaimer.

         1.43. "Year" means a calendar year beginning January 1 and ending December 31, except that the first Year shall be deemed to begin on the Effective Date and end on December 31, 1997.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.



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                 Article II - Scope; Joint Management Committee

         2.1.     Scope.

                  (a) The Parties shall work together to research, develop and commercialize Compounds pursuant to this Agreement in the Territory. During the Term, neither Party may directly or indirectly develop or commercialize a Competing Product. Additionally, during the Joint Discovery Research Term, the Parties shall work together on an exclusive basis in the Field, so that neither Party shall perform research, development and/or commercialization activities independently or with a Third Party in the Field, except as agreed by the JMC, or pursuant to the terms of this Agreement. The Parties shall use Commercially Reasonable Efforts in performing their obligations under this Agreement.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the *** (hereinafter "Procter & Gamble Exclusion Compounds") or *** ("Regeneron Exclusion Compounds") shall not be included within the scope of this Agreement. Procter & Gamble's rights to research, develop or commercialize Procter & Gamble Exclusion Compounds shall not be subject to the provisions of this Agreement. Regeneron's rights to research, develop or commercialize Regeneron Exclusion Compounds shall not be subject to the provisions of this Agreement.

2.2. Membership. The work under this Agreement shall be performed by the Parties pursuant to the oversight of the JMC. In particular, the JMC shall have authority to oversee the research, development and commercialization of Compounds under this Agreement. The JMC will consist of six (6) members with three (3) designated by each Party. A chairperson of the JMC will be nominated alternately by Procter & Gamble and Regeneron to twelve (12) month terms. The Parties will be free to change their respective representatives, on notice to the other Party. The JMC will exist until the earlier of termination or expiration of this Agreement or when one Party is an Opting Out Party with respect to all Compounds in all countries, unless the Parties otherwise agree. The JMC may delegate its responsibilities to other committees (e.g., Patent Committee, Research Committee, Clinical Committee). The initial members of the JMC shall be selected within fifteen (15) days after the Effective Date. The first JMC meeting shall occur within thirty (30) days of the Effective Date.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         2.3. Meetings. The JMC will meet at least two (2) times per Year and may meet at additional times as the Parties shall agree. Either Party may call a special meeting of the JMC, up to two (2) times per year, on fifteen (15) days' written notice to the other Party. The chairperson shall send to all JMC members notices of all regular meetings and agendas for such meetings. The Party convening a special meeting shall send notices and agenda for such meeting. Meetings will alternate between the offices of the Parties, or may be held via teleconference, videoconference or such other place or manner as the Parties may mutually agree. Members of the Committee shall have their right to participate in and vote at meetings in person, by telephone, by videoconference or by proxy. The Party hosting any meeting shall appoint a secretary to the meeting who will record the minutes of the meeting which will be circulated to the members of the JMC promptly following the meeting for review, comment, and adoption.

        2.4.      Decision-making Criteria.  Subject to Sections 3.2(a) and
4.1, all decisions of the JMC shall be made by majority vote and in the exercise of good faith. Such decisions shall adhere to the ethical and legal standards for the research-based pharmaceutical industry and utilize Commercially Reasonable Efforts to research, develop, and commercialize Compounds.

         2.5. Dispute Resolution. Subject to Sections 3.2(a) and 4.1, if a decision cannot be achieved by the JMC, the matter shall be referred to further review and resolution by the Chairman or CEO of Regeneron and the President of Procter & Gamble (the "CEOs"). If the CEOs cannot resolve the issue within thirty (30) days, the CEOs shall mutually agree upon and appoint to the JMC a "Temporary Member." "Temporary Member" means a person who is knowledgeable in the research based pharmaceutical industry, possessing senior executive experience and skills and not associated with either Party, an Affiliate of either Party, or a competitor of either Party. If the CEOs cannot mutually agree on the identity of such Temporary Member within fifteen (15) days of such thirty
(30) day period, the Parties shall request an arbitral panel composed in accordance with Article XI, sitting in Boston, Mass., to, and such panel shall, appoint to the JMC a Temporary Member. The JMC shall meet and resolve the dispute within one week of such appointment of the Temporary Member. All decisions with respect to the issue in dispute shall be made by majority vote of the JMC. Such Temporary Member shall be appointed to the JMC until such time as the CEOs mutually agree that the dispute or disputes have been resolved or until one Party is deemed to be an Opting Out Party with respect to such Compound (and country, if applicable) at issue, whichever is earlier. Such Temporary Member shall be instructed to render his or her votes consistent with the stated

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decision-making criteria of the JMC, as set forth in Section 2.4. The Parties shall share equally in all costs associated with the appointment of the Temporary Member.

         2.6. Conduct of Work by Others. It is understood that each Party has entered into this Agreement based on the specific experience and skill of the other Party. Accordingly, it is anticipated that work under this Agreement will be conducted primarily by the Parties. However, it may be commercially reasonable for the Parties to enter into agreements with commercial or non-commercial Third Parties to acquire Technology or conduct certain aspects of such work (e.g., because the Third Party's work provides a favorable cost/benefit vs. utilizing internal resources). Such agreements may include (without limitation), acquisition of research methods, Compounds or intellectual property rights (if applicable), consultation, conduct of certain research tests, chemical synthesis and supply, safety testing, clinical testing and/or marketing support. All such work by or acquisition from Third Parties shall be conducted pursuant to the Research and/or Product Plan and shall be an Allowable Expense and shall be performed pursuant to written agreements embodying confidentiality, intellectual property rights and other terms consistent with the terms set forth in this Agreement, such that the commercial or non-commercial Third Parties are obligated to assign or exclusively license without royalty obligations for any patents, patent applications or know-how in the Field to the Parties or such other terms that are agreed by the Parties. Information obtained by a Party from any Third Party shall be subject to Article VIII of this Agreement. All Technology obtained from a Third Party pursuant to this Section 2.6 shall be jointly owned by the Parties and shall be subject to Articles V and VII.

         2.7. Record-keeping. Subject to Section 3.4(d), the JMC shall appoint one Party to keep complete and accurate records pertaining to the Parties' activities hereunder. The other Party shall have the right to review such records upon reasonable notice to the recordkeeping party and at reasonable times. Such records shall be audited annually within a reasonable period after the end of the Fiscal Year by the recordkeeping party's independent certified public accountant and are subject to audit by the other Party pursuant to
Section 6.5. In addition, the recordkeeping party shall prepare quarterly unaudited financials which shall be distributed to the Parties within thirty
(30) days of the end of such period.


                     Article III - Research and Development

        3.1. Research Plan. The Parties have agreed to the draft Research Plan. The JMC is authorized to finalize the draft Research Plan and amend the Research Plan from time to time. The Research Plan shall include general goals of the JMC relating to the Parties' research in the Field and the timing, nature and priority of resources to be applied and will detail research tasks and goals, Success Criteria, personnel allocation, outside services and costs, Allowable Expenses, budgets, and such other matters deemed necessary to implement the Research Plan in the Joint Discovery Research Term and Joint Non-discovery Research Term. The Research Plan will include an annual budget and will be updated by the JMC on at least an annual Fiscal Year basis. The timing and calculations for the Research Plan budget are contained in Attachment 3.1.

         3.2.     Funding of Research Plan.

                  (a) During the Joint Discovery Research Term, Procter & Gamble shall fund fifteen (15) Regeneron FTEs per Year for Regeneron's work pursuant to the Research Plan. Regeneron will fund and supply at least *** Regeneron FTEs per Year for the same period of time that Procter & Gamble funds *** Regeneron FTEs pursuant to this Section 3.2(a). For purposes of this Section only, Regeneron's annual cost per FTE shall be *** (adjusted on a Fiscal Year basis, starting for the quarter beginning July 1997, for inflation in the prior calendar year based on changes in the Consumer Price Index for All Urban Consumers as published by the U.S. Bureau of Labor Statistics). This funding commitment shall commence on the Effective Date and be payable quarterly in arrears, except for the first Calendar Quarter of the first Year, which shall be payable in advance on the Effective Date, subject to Procter & Gamble's right to terminate such payments, as provided in Section 3.2(c). ***.

                  (b) Regeneron shall use funding provided under this Section
3.2 solely for carrying out the Research Plan. Regeneron shall submit invoices to Procter & Gamble within forty-five (45) days of the end of each Calendar Quarter detailing the number of FTEs performing research and development activities pursuant to the Research Plan, as well as a detailed description of such activities. Invoices submitted to Procter & Gamble pursuant to this Section are payable net thirty (30) days after receipt and are subject to Procter & Gamble's audit pursuant to Section 6.5.

         (c) Procter & Gamble shall provide the funding to Regeneron for research pursuant to Section 3.2(a) for at least three (3) Years.
Thereafter, subject to Regeneron's funding

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

commitment in Section 3.2(a), Procter & Gamble shall continue to fund Regeneron's *** FTEs pursuant to Section 3.2(a) until the earlier of (x) termination by Procter & Gamble of the Joint Discovery Research Term with at least *** days' notice prior to the beginning of the fourth, fifth or sixth Years, or (y) upon designation of a Development Compound by the JMC prior to the beginning of the sixth Year. The Parties shall equally fund Allowable Expenses under the Research and/or Product Plans upon the earlier of (i) the beginning of the fourth Year if the JMC has designated a Development Compound in any prior Year, (ii) the JMC's designation of a Development Compound after the end of the third Year, or (iii) the beginning of the sixth Year. Procter & Gamble may terminate the Joint Discovery Research Term at the beginning of the fourth Year or any Year thereafter with at least *** notice prior to the beginning of such Year. Regeneron may terminate the Joint Discovery Research Term with at least *** days' notice prior to the beginning of the sixth Year or any Year thereafter.

                  (d) If a Research Compound is identified by either or both Parties (x) during the Joint Discovery Research Term but has not been designated a Development Compound prior to termination of the Joint Discovery Research Term, or (y) during the Tail Period, the Parties shall meet within *** days of the termination of the Joint Discovery Research Term in the case of (x) or within *** days of such identification in the case of (y) to agree on a Research Plan or other disposition (e.g., license to a Party or Third Party) of such Research Compound. All funding for the Research Plan during the Joint Non-discovery Research Term shall be shared equally by the Parties. The Joint Non-discovery Research Term shall be terminated by the JMC's designation of such Research Compound as a Development Compound, or as otherwise agreed by the Parties.

         3.3.     Selection of Development Compounds.

                  (a) At the time that the Parties have performed sufficient research and preclinical testing of a Research Compound and such testing shows that the Research Compound may have utility in the Field and has met the Research Plan's predetermined Success Criteria for such Research Compound to be considered a Development Compound, so that the JMC reasonably determines that the Research Compound should undergo safety assessment and other preclinical development activities to determine whether to commence clinical studies with respect thereto (and thereby such Research Compound being designated as a Development Compound), then further research, development, and commercialization of the Development Compound will be conducted in accordance with this Agreement.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

                  (b) If the JMC agrees that the Research Compound meets the Success Criteria but one Party elects to opt out of further development, then the Party desiring not to proceed in developing the Research Compound shall be deemed an Opting Out Party with respect to that Research Compound. The Proceeding Party may develop the Research Compound only if such Research Compound would not be a Competing Product with respect to other existing Development Compounds and Marketed Compounds.

                  (c) Within *** after the designation of a Development Compound by the JMC, the Parties shall meet and agree as to how such Development Compound will be developed and commercialized and incorporate such agreements into the Product Plan. The Product Plan shall include general goals of the Parties relating to the development and commercialization of each Development Compound and the timing, nature, and priority of resources to be applied and will detail tasks and goals, personnel allocation, outside services and costs, Success Criteria, Allowable Expenses, budgets, and such other matters deemed necessary to implement the Product Plan. The Product Plan will include a spending forecast through the end of clinical trials for the Development Compound and a budget for the next Fiscal Year that will be updated by the JMC at least annually on a Fiscal Year basis. Procter & Gamble is responsible for taking the lead in proposing such budget with significant and timely input from Regeneron. The timing and calculations for the typical Product Plan budget is contained in Attachment 3.1 as an example. The JMC will have complete authority to adopt all Product Plans.

         3.4.     Funding of Development Compounds and Marketed Compounds;
Opting Out.

                  (a) All Allowable Expenses for a Development Compound incurred pursuant to the Product Plan by either Party will be shared equally by the Parties, whether the JMC designated the Development Compound as such prior to or after the end of Year 3. Nothing herein shall excuse or mitigate Procter & Gamble's funding obligations under Section 3.2.

         (b) During the development of a Compound, if one Party is unable to fund its equal share of Allowable Expenses (the "Owing Party") and proceeds in good faith to pursue financing for its share from a Third Party, such sum shall be loaned to the Owing Party by the other Party, accruing interest at the rate specified in Section 6.4, for a period not to exceed*** from the time the funding for such Allowable Expenses was initially due ("Advances"). If the Owing Party fails to timely repay the Advances along with any other Allowable Expenses that may be payable at that time, the Owing Party shall be deemed to be an Opting Out Party as of the

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

date such Advances were initially due. Advances for each Party shall be limited to *** Advances per Compound and no more than *** Advances for all Compounds during the same *** period. An example relating to Advances is outlined in Attachment 3.4(b).

                  (c) If, at any time during a Compound's development or commercialization, one Party, but not both, elects not to participate in the further development and/or commercialization of such Compound, then such Party shall be deemed an Opting Out Party with respect to that Compound, either in total or on a country-by-country basis pursuant to Section 3.6. At that point, the Proceeding Party may proceed to develop and/or commercialize such Compound at its own expense. Unless the Parties otherwise agree, in no event, however, may a Party opt out from or otherwise refuse to pay its share of Allowable Expenses to which such Party has committed.

                  (d) If both Parties opt out, the Parties shall use Commercially Reasonable Efforts to license the Compound, and each Party's respective share of any income derived from such Compound shall be calculated pursuant to Section 6.1(b).

                  (e) The Parties' equal funding of Allowable Expenses under the Product Plan shall commence on the day the JMC designates the Development Compound as such and be payable quarterly in arrears, based on justification of Allowable Expenses incurred over the quarter. Regeneron and Procter & Gamble shall submit reports to each other within thirty (30) days of the end of each Calendar Quarter detailing the number of FTEs performing research and development activities pursuant to the Product Plan, Third Party costs and other costs incurred in research, development and commercialization activities, as well as a detailed description of such activities. Each Party shall review and approve the other Party's reports within fifteen (15) days thereafter, subject to the JMC's approval, if necessary. Procter & Gamble will then calculate the amount that shall be paid by either Party to the other Party to equalize funding and so advise Regeneron within seven (7) days. The Party to whom funds are owed will issue an invoice for the corresponding amount, payable within thirty (30) days. Costs incurred and paid pursuant to this Section are subject to audit pursuant to Section 6.5.

         3.5. Research, Development and Commercialization Communication. In addition to Regeneron's reporting obligations under Section 3.2(b), Regeneron and Procter & Gamble will submit reports to each other not less than two (2) times per Fiscal Year presenting a meaningful summary of research, development and commercialization activities performed under this Agreement. Regeneron and Procter & Gamble will make presentations of such activities to each

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

other, beyond that made to the JMC, as reasonably requested by each other. All Technology generated by the Parties shall be disclosed pursuant to Section 7.1. Subject to Section 5.4, the Parties shall use their best efforts to communicate information only in the Field. Regeneron and Procter & Gamble will also communicate informally and through the JMC to inform each other of research and development done under this Agreement. Regeneron and Procter & Gamble will provide each other with raw data in original form or a photocopy thereof for any and all work carried out under this Agreement as reasonably requested by the other. Any information contained in such reports and as otherwise communicated by Regeneron or Procter & Gamble is subject to Article VIII. If one Party is deemed an Opting Out Party, the Proceeding Party shall annually report to the Opting Out Party research, development and commercialization activities performed for Compounds in the Territory for the prior Year sufficient to allow the Opting Out Party to determine whether the Proceeding Party is utilizing Commercially Reasonable Efforts.

         3.6. Global Development. The Product Plan shall set forth commercially reasonable development work (including without limitation clinical studies) to support acceptable regulatory applications for marketing clearance in all Major Countries. The costs associated with these activities shall be deemed "Global Expenses". If either Party fails to pay its share of Global Expenses with respect to a Compound, such Party shall be deemed an Opting Out Party with respect to such Compound in the entire Territory. Either Party may opt out of the commercialization of a Compound on a country-by-country basis provided it funds its share of total Global Expenses, to the extent that funding of any development and/or commercialization expenses is solely attributable to one country and is not considered a Global Expense ("Country Expenses"). A Party electing to opt out of such Country Expenses shall be deemed an Opting Out Party with respect to such Compound in that particular country only.

         3.7. J-V Formation. Commencing at the end of the first Year, the Parties shall negotiate in good faith an agreement by the end of the third Year that contains all of the terms and conditions of this Agreement, along with other terms and conditions as the Parties may agree to develop and/or commercialize Compounds ("J-V Agreement"). In the event that the Parties cannot finalize such J-V Agreement prior to the end of the third Year, Procter & Gamble may terminate this Agreement pursuant to Section 3.2(c), elect to continue to perform research, development and commercialization activities pursuant to this Agreement until its termination, or negotiate such other arrangement as the Parties may agree.

         3.8.     Sumitomo Compounds.
                  (a)      ***
                  (b)      ***

                   Article IV - Commercialization of Products

         4.1.     Marketing and Sales Strategy.  ***.

         4.2. Net Profits. The Parties, so long as neither Party is an Opting Out Party with respect to such Marketed Compound either in the entire Territory or in one or more specific countries, as appropriate, will share equally in the Net Profits of each Compound sold. "Net Profits" mean Net Sales less Allowable Expenses.

         4.3. Exclusive Distributor. The JMC may appoint either Party or a Third Party to act as its agent in connection with the marketing, sale and distribution of Marketed Compounds, and the JMC and/or the Parties (as the case may be) shall grant to such agent(s) appropriate authority to perform its or their responsibilities hereunder. In connection with such marketing, sales and distribution, the following principles shall apply:

                  (a) the business objective will be to maximize overall profits; and

                  (b) in the event that a Third Party is appointed as the Parties' agent with respect to the marketing, sale and distribution of the Marketed Compound in a country, Regeneron and Procter & Gamble will each receive equal shares of any revenue received from such Third Party, so long as neither Party is an Opting Out Party with respect to such Marketed Compound in such country.

4.4. Regeneron Co-Promotion Activities. Provided that Regeneron is not an Opting Out Party with respect to the Compound, Regeneron will have an equal right and opportunity, but not the obligation, to participate in the sales and marketing efforts in any country in the Territory as to which it has not opted out by supplying up to fifty percent (50%) of a Marketed Compound's sales and marketing efforts with notice to Procter & Gamble within *** of the JMC's decision to prepare a regulatory application for marketing clearance in the first Major Country with respect to all Major Countries, then on a country-by-country basis upon regulatory

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

filings in such countries other than Major Countries. Regeneron's and Procter & Gamble's sales and marketing personnel costs shall be an Allowable Expense and shall be calculated for both Parties on the same basis (e.g., the cost per salesperson or sales call for Regeneron and Procter & Gamble shall be the same per year). If Regeneron wants to discontinue or decrease its co-promotion activities, it must give Procter & Gamble *** months' notice prior to such discontinuation or decrease.

         4.5. Trademarks; Packaging. After a Compound has been designated a Development Compound, the Parties shall jointly develop a trademark for such Development Compound. So long as it is not an Opting Out Party with respect to such Compound in a country, Procter & Gamble shall file, prosecute and maintain all trademark applications and registrations for such trademarks, and all expenses in connection with such activities shall be deemed Allowable Expenses. As long as neither Party is an Opting Out Party with respect to the Marketed Compound, such Marketed Compound shall be sold under a single trademark which shall be owned by Procter & Gamble or, if a legal entity is formed pursuant to a J-V Agreement, the trademark shall be owned by such entity to the extent legally permissible. If one Party is an Opting Out Party with respect to such Marketed Compound, any trademarks shall be owned by the Proceeding Party. So long as neither Party is an Opting Out Party, the label of the Marketed Compound will contain the name of Regeneron and Procter & Gamble, to the extent legally permissible.

                           Article V - License Grants

         5.1. Exclusivity. Procter & Gamble and its Affiliates will not make, have made, use, import, or sell, or license Technology for use in the Field in the Territory under Patents and Know-how owned by Procter & Gamble and its Affiliates (including Procter & Gamble Patents, Procter & Gamble Know-how and Patents and Know-how owned jointly by the Parties pursuant to Section 5.2) except under, and in accordance with, the terms of this Agreement. Regeneron and its Affiliates will not make, have made, use, import, or sell, or license Technology for use in the Field in the Territory under Patents and Know-how owned by Regeneron and its Affiliates (including Regeneron Patents, Regeneron Know-how and Patents and Know-how owned jointly by the Parties pursuant to
Section 5.2) except under, and in accordance with, the terms of this Agreement.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         5.2. Rights in Technology Developed During Agreement. Patents and

Know-how resulting from work by the Parties under this Agreement shall be owned:
(x) by Regeneron, for Technology conceived and reduced to practice solely by employees of Regeneron or its Affiliates; (y) by Procter & Gamble, for Technology conceived and reduced to practice solely by employees of Procter & Gamble or its Affiliates; (z) jointly, for Technology conceived and/or reduced to practice jointly by employees of Procter & Gamble or its Affiliates and Regeneron or its Affiliates. Inventorship shall be determined according to the laws of the United States. Filing, prosecution, maintenance and enforcement of such Patents shall be handled pursuant to Article VIII.

         5.3. Rights in Technology. Procter & Gamble hereby grants Regeneron the Sole License to make, have made, use, import and sell Technology in the Field under Procter & Gamble Patents and Procter & Gamble Know-how. Regeneron hereby grants Procter & Gamble the Sole License to make, have made, use, import, and sell Technology in the Field under Regeneron Patents and Regeneron Know-how. As used herein, "Sole License" shall mean a non-exclusive, royalty free license in the Territory under Know-how or a Patent, without the right to sublicense, granted by a "Licensor Party" to the other "Licensee Party," wherein the Licensor Party shall not grant any Third Party a license to Technology in the Field under said Know-how or Patent.

         5.4. Rights in Non-Field Inventions. Any compound, composition, material or method (including without limitation genetic materials, receptors, cell lines, transgenic animals, pharmaceutical actives, chemical processes, methods of treatment and methods of diagnosis), which is not a Third Party Technology and which is conceived of and/or reduced to practice by a Party as a direct result of work under this Agreement during the Exclusivity Period, but for which there is no utility in the Field known as of the end of the Exclusivity Period (herein "Non-Field Invention"), shall be owned:

         (x) by Regeneron, if conceived and reduced to practice solely by employees of Regeneron or its Affiliates;

         (y) by Procter & Gamble, if conceived and reduced to practice solely by employees of Procter & Gamble or its Affiliates; and/or

         (z) jointly, if conceived and/or reduced to practice jointly by employees of Procter & Gamble or its Affiliates and Regeneron or its Affiliates.

         ***

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         5.5. Rights upon Termination of Research. Upon expiration of the Exclusivity Term and except as set forth in Sections 5.6 and 5.7 with respect to Compounds under development or commercialization by one or both of the Parties pursuant to this Agreement, the obligations of the Parties under Section 5.1 shall terminate and the Sole Licenses granted by the Parties under Section 5.3 shall terminate. In addition, Procter & Gamble shall grant Regeneron a non-exclusive, royalty-free license under Procter & Gamble Know-how and Procter & Gamble Patents, without the right to sublicense, to make, have made, and use Technology for the purpose of discovering, developing and/or commercializing

Compounds (other than Compounds identified before the end of the Exclusivity
Term) in the Field. Regeneron shall grant Procter & Gamble a non-exclusive, royalty-free license under Regeneron Know-how and Regeneron Patents, without the right to sublicense, to make, have made, and use Technology for the purpose of discovering, developing and/or commercializing Compounds (other than Compounds identified before the end of the Exclusivity Term) in the Field.

         5.6. Rights in Compounds under Research, Development and Commercialization. Subject to Section 3.8, a Party shall not grant any license to a Third Party in the Territory under any Patent or Know-how owned in whole or in part by that Party to make, have made, use, import or sell any Compound during the Term with respect to Compounds that are the subject of joint research, development and/or commercialization by the Parties under this Agreement or a J-V Agreement. The Parties shall grant licenses under Patents or Know-how to each other, or to any jointly owned entity as may be established by the Parties pursuant to a J-V Agreement, as may be necessary to facilitate research, development and/or marketing of such Compounds.

         5.7. Grant of License by Opting Out Party. In the event a Party becomes an Opting Out Party with respect to the development and/or commercialization of a Compound in its entirety or on a country-by-country basis, then that Opting Out Party shall grant the Proceeding Party an exclusive license, with the right to sublicense, to make, have made, use, import and sell such Compound under the Patents , Know-how, trademarks and copyrights regarding that Compound owned by the Opting Out Party. The license shall be in all countries of the Territory in which opting out has been deemed to occur, and shall be subject to the royalty set forth in Paragraph 7.1. The Opting Out Party shall comply with reasonable requests for cooperation by the Proceeding Party, and the Proceeding Party shall reimburse the Opting Out Party for reasonable out-of-pocket expenses incurred with respect to such cooperation.

                      Article VI - Royalties and Accounting

         6.1.     Royalty Calculation.

                  (a) The Proceeding Party will pay to the Opting Out Party a royalty on Net Sales of a Marketed Compound on a country-by-country basis, sold by the Proceeding Party, its Affiliates, licensees and/or sublicensees in the Territory at the applicable rate listed below multiplied by the Net Sales in such country:

                          ***                                      ***
                       ---------                                 -------
***                                                                ***
***                                                                ***
***                                                                ***
***                                                                ***

Such royalty will be paid for a period of *** years from the date of first sale to a customer of such Compound in a particular country, or for so long as the manufacture, use, importation or sale of the Compound would, but for the licenses granted herein, infringe a Valid Claim of a Patent in such country, whichever is longer.

         (b) If both Parties opt out with respect to a Compound in total or on a country-by-country basis, opting out either simultaneously or sequentially, then the Parties shall use Commercially Reasonable Efforts and cooperate with each other to license the Compound to a Third Party. ***. Examples of the respective percentages are outlined in Attachment 6.1(b). Reasonable out-of-pocket expenses incurred in obtaining such licensee shall be shared equally by the Parties. Notwithstanding the above, either Party may receive, without sharing with the other Party, reimbursement from such licensee for reasonable, (*** to account for indirect overhead) costs of research, development and/or commercialization costs (whether internal or Third Party) to be incurred by such Party for work to be conducted in the future on behalf of the licensee. Any amounts in excess of such reimbursement shall be shared in the same proportion as calculated above in this Section 6.1(b) All amounts from licensees received by either Party shall be fully disclosed to the other Party and subject to audit (including without limitation the calculation of Fully-Loaded costs) pursuant to Section 6.5.

         (c) If the Proceeding Party elects to distribute or sublicense a Compound in any country, and a license must be obtained from a Third Party to manufacture and/or market such

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

Compound to avoid a non-frivolous claim of patent infringement, the Proceeding Party shall offset the following portion of the Third Party license fee, royalty or other similar payments ("Licensee Fees") against the Opting Out Party's royalty:

                          ***                                          ***
                       ---------                                     -------
                          ***                                          ***
                          ***                                          ***
                          ***                                          ***
                          ***                                          ***

         Any portion of Licensee Fees paid by the Proceeding Party that is to be offset against the Opting Out Party's royalty but that exceeds the Opting Out Party's royalty payable, shall be carried forward and accrue interest pursuant to Section 6.4 and be offset against future royalties as such royalties become payable.

         6.2.     Royalty Payment.

                  (a) Royalties payable under Section 6.1 will be paid not later than sixty (60) calendar days following the end of each Calendar Quarter. All payments shall be accompanied by a report in writing showing the Calendar Quarter for which such payment applies, the amount billed to Third Parties for Marketed Compounds sold during such Calendar Quarter, the deductions from the amount billed to arrive at the Net Sales, the Net Sales for the Calendar Quarter, and the royalties due on such Net Sales, such report being broken down by Marketed Compound and country. All royalties will be paid in the currency where Net Sales take place or, at the option of the payee, in US dollars at a rate of exchange on the last business day of the Calendar Quarter as quoted in The Wall Street Journal (or Citibank, N.A. if such rates are not available in The Wall Street Journal).

                  (b) All royalties due under this Article VI will be deposited in a bank chosen by the recipient by the date due. Any amounts or royalties prohibited from export by a particular country will be deposited in a bank chosen by the recipient in such country. Any deductions for withholding taxes imposed by the country in which Net Sales take place will be withheld and

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

paid as required by law. The paying Party will provide promptly upon request any receipts from the governmental or taxing authority evidencing payment of such taxes and will assist the receiving Party in claiming relief from double taxation.

         6.3. Records. Procter & Gamble and Regeneron will maintain, and will require their Affiliates and sublicensees to maintain, complete and accurate records of Net Sales of Marketed Compounds sold subject to the royalty provisions of Section 6.1 and the audit provisions of Section 6.5.

         6.4. Interest Rate. Unless otherwise provided in this Agreement, any payments past due will bear interest at the prime rate (such quoted in The Wall Street Journal on the first day of the month of the accrual) plus two (2) percentage points, compounded monthly.

         6.5. Audit. Records shall be open for audit during reasonable business hours for a period of three (3) years from creation of individual records for examination not more often than once each year by an independent certified public accountant ("CPA") selected by the payee and reasonably acceptable to the payer for the sole purpose of verifying the correctness of payments to be made under this Agreement. If the CPA finds a discrepancy of greater than ten (10) percent of such payment, the CPA shall submit a detailed report regarding the audit and such discrepancy to both Parties within thirty (30) days of commencing the audit. The Parties shall attempt to resolve such discrepancy to their mutual satisfaction during the next fifteen (15) days. If the Parties cannot resolve the discrepancy, their CEOs shall meet within ten (10) days after such fifteen
(15) day time period. If the CEOs cannot resolve the dispute within five (5) days, either Party may take such dispute to arbitration pursuant to Section
11.4. The calculation of such payment shall be deemed final (and not subject to audit or dispute resolution) five (5) years after the period in which such payment was due, unless arbitration pursuant to Section 11.4 is commenced prior to such time. Out-of-pocket expenses incurred with respect to such CPA shall be paid by the payee; however, the payer shall reimburse the payee for such CPA expenses if the discrepancy is greater than ten (10%) percent, as such discrepancy is determined by the CEOs or arbitrators.

                     Article VII - Patents and Infringement


         7.1. Disclosure. Each Party will promptly disclose to the other Party all Technology owned in whole or in part by that Party or in which Technology such Party otherwise has rights.

         7.2. Patent Applications. Regeneron and Procter & Gamble will discuss and evaluate Technology disclosed pursuant to Section 7.1, and confer regarding the advisability of filing patent applications to cover any Technology. The Party (herein "Responsible Party") for the filing, prosecution and maintenance of patent applications shall be: (x) Procter & Gamble, if the subject invention is made solely by employees of Procter & Gamble; (y) Regeneron, if the subject invention is made solely by employees of Regeneron; or (z) determined by agreement of the Parties for all other inventions, taking into account the nature of the invention and the relationship of the invention to inventions claimed in other patents or applications. Regeneron and Procter & Gamble will discuss with each other the advisability of filing Patent applications beyond the priority country.

        7.3. Filing and Prosecution of Patents. The Responsible Party shall diligently file, prosecute, issue, and maintain patent applications according to its own internal standards and for effectively covering other inventions made by its employees or consultants. The Responsible Party will endeavor to ensure that all patent applications are filed before any public disclosures so as to ensure validity of patent applications filed outside of the United States. The Responsible Party will submit a substantially complete draft of each patent application to the other Party at least thirty (30) days prior to the contemplated filing date and consider any comments of the other Party, provided that in those circumstances where the Responsible Party believes time is of the essence, the Responsible Party will endeavor to provide the other with such advance notice as it reasonably can under the circumstances. Regeneron and Procter & Gamble will confer with each other regarding the prosecution of such Patent Applications and will copy each other with any official action and submission in such Patent Applications.

         7.4. Alternate Responsibility for Prosecution. Should Regeneron or Procter & Gamble not wish to file, prosecute, maintain, or issue a Patent Application or maintain a Patent covering an Invention at all or in a particular country, any necessary authority will be granted to the other to file, prosecute, maintain, and issue such a Patent Application or maintain such a Patent, all at the expense of the other Party.

         7.5. Infringement. Procter & Gamble and Regeneron shall promptly notify the other in writing of any infringement of a Patent within the Patent Rights licensed or to be licensed pursuant to Article V of which they become aware.

         7.6. Enforcement of Patents. Regeneron and Procter & Gamble may, but shall not be required to, prosecute any alleged infringement or threatened infringement of a Patent within the Patent Rights of which they are aware or which is brought to their attention. The prosecuting Party shall act in its own name and at its own expense unless the other Party at its option pays fifty percent (50%) of all reasonable out-of-pocket costs. Regeneron and Procter & Gamble shall cooperate fully with each other including, if required to bring such action, the furnishing of power of attorney. Any recovery obtained shall belong to the prosecuting Party unless the other Party has paid fifty percent (50%) of said costs in which case each Party will receive fifty percent (50%) of any recovery.

         7.7. Alternate Responsibility for Enforcement. If Regeneron or Procter & Gamble has failed to prosecute under Section 7.6 with respect to alleged or threatened infringement of one of its Patents (i) three (3) months after it has been notified in writing by the other of such alleged infringement or (ii) one
(1) month before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other may, but shall not be required to, prosecute any alleged infringement or threatened infringement of the Patent. Such prosecuting Party shall act in its own name and at its own expense. In such event, both Parties shall cooperate fully with each other at their own expense, including if required in order to bring such an action, the furnishing of a power of attorney. Any recovery obtained shall belong to the prosecuting Party.

        7.8. Trademark Infringement and Enforcement. Procter & Gamble and Regeneron shall promptly notify the other in writing of any infringement of a trademark under Section 4.5 of which they become aware. The owner of the trademark application or registration may, but shall not be required to, prosecute any such alleged infringement or threatened infringement. The prosecuting Party shall act in its own name (unless joinder of the other Party is required by law in which case it shall be joined) and at its own expense unless the other Party at its option pays fifty percent (50%) of all reasonable out-of-pocket costs. Regeneron and Procter & Gamble shall cooperate fully with each other in such action. Any recovery obtained shall belong to the prosecuting Party unless the other Party has paid fifty percent (50%) of the costs in which case each party will receive fifty percent (50%) of any recovery.

        7.9. Alternate Responsibility for Trademark Enforcement. If the owner of the trademark application or registration has failed to prosecute under Section
7.8 with respect to an alleged or threatened infringement of a trademark (i) three (3) months after it has been notified in writing by the other of such alleged infringement or (ii) one (1) month before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other Party may, but shall not be required to, prosecute any alleged infringement or threatened infringement of the trademark. Such prosecuting Party shall act in its own name and at its own expense. In such event, both Parties shall cooperate fully with each other at their own expense. Any recovery obtained shall belong to the prosecuting Party.

                         Article VIII - Confidentiality

         8.1. Confidentiality and Non-Use Obligations. Each Party shall maintain in confidence all information (herein "Information") which is:


         (a)      Technology disclosed to it by the other Party pursuant to
Section 7.1;
         (b)      Technology developed by the Party during the Exclusivity
Term; or
         (c) other information ("Other Information") disclosed by the other Party which is considered confidential by the other Party, and so designated as confidential in writing when first disclosed or within thirty (30) days after disclosure if the first disclosure is oral.

         The Party shall take all reasonable precautions to:

         (d) prevent disclosure of such Information to Third Parties, except as set forth in Section 2.6, Section 8.3 and Section 11.10, or as may be necessary for the filing or prosecution of patent applications pursuant to Article VII;

         (e) use Know-how pursuant to the rights and obligations of the Party pursuant to Article V; and
         (f)      use Other Information only for the purposes of this Agreement.

         These restrictions upon disclosure and use of Information shall terminate ten (10) years after the date such Information is developed or disclosed as set forth above, but shall not apply to any specific portion of Information which:

           (i.)   is Other Information already in the possession of a Party at the time of disclosure by the other Party;

           (ii.) is or later becomes available to the public other than by default by the Party;

           (iii.) is received from a Third Party having no obligation of confidentiality to the other Party;

           (iv.) is Other Information developed by the Party entirely without reference or use of Information, as established by probative documentary evidence; or

           (v.)   is required to be disclosed by law or government regulation.

         8.2. Prior Confidentiality Agreements. The "Confidential Disclosure Agreement" dated October 8, 1996 between Regeneron Pharmaceuticals, Inc. and Procter & Gamble has separately been rendered void and all Information to be kept confidential under such agreement as of the Effective Date will be subject to the terms of Section
8.1 as if disclosed under this Agreement.

         8.3. Research Manuscripts and Abstracts. It is understood the Parties may wish to publish or otherwise disclose Technology to a Third Party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). Such disclosures may be made to a Third Party regarding (x) preclinical research; (y) clinical research disclosing only data that have been locked, if disclosure presents no significant risk to regulatory filings and serves a compelling business reason for publication; and (z) other work by the Parties, upon approval by the JMC. No such disclosure shall be made to a Third Party until a patent application has been filed adequately describing and claiming any patentable Technology embodied in such disclosure, pursuant to Article VI. A Party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other Party at least thirty (30) days prior to submission for the disclosure to a Third Party. The Party shall consider any comments from the other Party. Any disputes regarding the appropriateness and content of any such disclosure shall be resolved by the JMC.

          Article IX - Representations, Warranties and Indemnification

         9.1.     Patents.

                  (a) Each Party and their respective Affiliates warrant that, as of the Effective Date, it has no actual knowledge of any information rendering invalid or unenforceable any Patent licensed to the other Party under
Article V or VII. Each Party will promptly inform the other Party immediately if it obtains such information after the Effective Date.

                  (b) Each Party and their respective Affiliates warrant that it is has no actual knowledge of any patents or Know-how owned by a Third Party that might prevent, inhibit, or limit the Parties from conducting the research, development and commercialization activities under this Agreement. Each Party and their respective Affiliates warrant that, except as disclosed in Attachment 9.1, it has not entered into any agreement with a Third Party that might prevent, inhibit, or limit the Parties from conducting the research, development and commercialization activities under this Agreement. Regeneron and its Affiliates warrant that Attachment 9.1 is a complete list of Third Party Technology existing as of the Effective Date.

         9.2. No Guarantee. The Parties understand that the research and development work to be conducted pursuant to this Agreement will involve untested, experimental, and currently undeveloped technology and that neither Regeneron nor Procter & Gamble guarantees the safety or usefulness of any Compound. Except as expressly set forth in this Agreement, the Parties disclaim all warranties of any nature, express or implied.

         9.3.     Indemnification.

                  (a) Indemnification Regarding Joint Activities, General. Any and all liability, damage, loss, cost (including without limitation reasonable attorneys' fees) and expense resulting from any suits, claims, actions, demands, liabilities, expenses and/or loss ("Losses") relating to the joint development, manufacture, use, storage, distribution or sale of any Compound ("Joint Activities") will be shared equally. Each Party shall indemnify and hold harmless the other Party for such Party's respective share of such liability; provided, however, that the portion of Losses due to the gross negligence or willful or intentional misconduct of either or both Party(ies) shall be governed by Section 9.3(b).


                  (b) Indemnification by the Parties. Each Party shall indemnify and hold the other Party harmless from and against that portion of any and all Losses due to the gross negligence or willful or intentional misconduct of such indemnifying Party, as well as any Losses that were not caused by Joint Activities.

                  (c) Indemnification by the Proceeding Party. The Proceeding Party agrees to save, defend and hold the Opting Out Party harmless from and against any and all Losses to the extent that such factual allegations forming the primary basis for such Losses occurred after the Party became an Opting Out Party with respect to that Compound and/or country. Both Parties shall provide prompt notice to the other of such potential Losses. The Proceeding Party shall assume control of the defense of the potential Losses (including without limitation the right to settle the claim). The Opting Out Party shall provide reasonable cooperation to the Proceeding Party, and the Proceeding Party shall reimburse the Opting Out Party its reasonable out-of-pocket expenses.

                  (d) Indemnification Procedure. In the event that either Party receives notice of potential Losses, such Party shall immediately inform the other Party and the JMC. The JMC shall decide the manner in which to respond to and handle the claim. If the JMC cannot decide on how to respond to the claim prior to five (5) days before the answer is due, the Party receiving the notice shall answer the claim and take reasonably necessary actions to defend itself, and the other Party may appoint its own counsel at its own expense, until the JMC agrees on how to handle the claim.

                          Article X - Term, Termination

         10.1.    Term.  Unless terminated earlier pursuant to Sections 3.2,
10.2 or by mutual agreement, this Agreement shall expire at the end of the Royalty Term.

         10.2. Default. Failure by either Party (the "Defaulting Party") to comply with any of the material obligations contained in this Agreement, the Stock Purchase Agreement, the Stock Registration Agreement or any J-V Agreement shall entitle the other Party (the "Nondefaulting Party") to give to the Defaulting Party notice specifying the nature of the default and requiring it to cure such default. If the Defaulting Party disagrees with the existence, extent or nature of the default, the Parties shall use good faith efforts to resolve the dispute within thirty (30) days. If (i) such default is not cured with such thirty (30) day period after the receipt of such notice or (ii) the Parties have not otherwise resolved the dispute during such thirty (30) day period, the Nondefaulting Party shall be entitled to initiate arbitration under Section 11.4 and at its sole discretion suspend performance under this Agreement.

         10.3.    Change of Control.

                  (a) In the event of a Change in Control, as that term is defined in Section 10.5(a), of either the Parties or their respective Affiliates that have responsibilities or obligations under this Agreement (each collectively or individually then referred to as the "Acquired Company") and the

Acquired Company is not an Opting Out Party with respect to all Compounds in all countries under this Agreement, then the Party affiliated with the Acquired Company shall notify the other Party of any such Change in Control as soon as the Change in Control may publicly be announced. Upon receipt of any such notification, the other Party or an Affiliate thereof (the "Electing Company") shall have the unilateral right to give notice to the Acquired Company within *** days after its next regularly scheduled board meeting, but in no event longer than *** days, after receipt of the Acquired Company's notification that the Electing Company:

                           (i)      elects not to continue the research,
development and commercialization collaboration, whether or not a J-V has been formed (the "Option"), in which case a determination of the License Fee pursuant to Section 10.6 will be made, and within ***

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

 following such License Fee determination will make the further election either to purchase the entire interest of the Party affiliated with the Acquired Company under this Agreement or any J-V Agreement ("Acquired Company Interest") or offer the Acquired Company the option to purchase the entire interest of the Electing Company under this Agreement or any J-V Agreement ("Electing Company Interest") at the License Fee (but in the event that the Acquired Company does not desire to purchase the Electing Company Interest, the interests of the Parties shall be disposed of by sale, license, or other commercially reasonable arrangement for a price that maximizes value for both Parties, paid by a Third Party or a Party, and each Party shall have the right to receive half of the consideration thus obtained less any Advances plus accrued interest payable), or

                           (ii)     desires to continue the collaboration for a
period of up to *** from the date of the Change in Control (the "Trial Period") upon the express condition that the ultimate parent of the entity acquiring control of the Acquired Company within *** days thereafter agrees in writing to such Trial Period and otherwise agrees to be bound by the provisions of this Agreement, the Stock Registration Agreement, the Stock Purchase Agreement and any J-V Agreement. If the ultimate parent of the acquiring entity accepts these conditions, the collaboration shall continue, and the Option shall expire unless the Electing Company exercises the Option within*** days prior to the expiration of the Trial Period. If the ultimate parent of the acquiring entity fails to give notice within the required period that it will be bound by the provisions of such aforementioned Agreements, the Electing Company shall be deemed to have exercised the Option as of the expiration of such *** day period and the Parties shall then follow the procedures set forth in this Section 10.3.

         10.4.    Substantial Stock Accumulation.

                  (a) In the event of a Substantial Stock Accumulation, as that term is defined in Section 10.5(b), of either the P&G Parent or the Regeneron Parent (the "Affected Company"), at any time after the Substantial Stock Accumulation, the Party affiliated with the Affected Company may, but is not obligated to, inform the other Party in writing that the Party affiliated with the Affected Company regards such Substantial Stock Accumulation as being not in the best interests of the collaboration. This notice shall be separate from and in addition to the notice required under Sections 10.3 and 10.4(b). Upon receipt of any such notification stating that the Substantial Stock Accumulation is not in the best interests of the collaboration, the other Party or its Affiliates (the "Purchasing Company") shall have the option, at its election and upon notice to

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

the Affected Company within *** days after receipt of the Affected Company's notification of a Substantial Stock Accumulation, to purchase the Acquired Company Interest at the License Fee.

                  (b) In the event of a Substantial Stock Accumulation in either the P&G Parent or the Regeneron Parent, as soon as the Party affiliated with the Affected Company has knowledge of the Substantial Stock Accumulation, it shall give prompt notice to the other Party. Such notice shall be separate from and in addition to the notice provided for in Sections 10.3 and 10.4(a) and must be given regardless of whether the Party affiliated with the Affected Company regards the Substantial Stock Accumulation as being not in the best interest of the collaboration. From the date on which the Party affiliated with the Affected Company has notice of the Substantial Stock Accumulation, the following provisions shall become effective and remain effective until the Substantial Stock Accumulation is eliminated, unless otherwise agreed:

                           (i)      If the Party that is not affiliated with
the Affected Company reasonably determines in good faith that the person or entity making the Substantial Stock Accumulation is a competitor of such Party or its Affiliates, such Party may so inform the other Party in writing. Promptly after receipt of such notice, the Party affiliated with the Affected Company shall establish a procedure whereby no director or executive employee of the Affected Company who was not a director or employee of the Affected Company prior to the Substantial Stock Accumulation, and who was previously a director or employee of the person or entity making the Substantial Stock Accumulation (a "Tainted Director or Executive"), shall receive any of the following: (x) confidential information of the other Party and its Affiliates; and (y) confidential information of the collaboration, except that any such Tainted Director or Executive can be given information as to actual and projected sales and profits of the collaboration.

                           (ii)     If the Party that is not affiliated with
the Affected Company does not give notice pursuant to this Section 10.4, the Party affiliated with the Affected Company shall establish a procedure whereby no Tainted Director or Executive shall receive confidential information of the other Party and its Affiliates but need not place any restrictions on confidential or other information of the collaboration.

                           (iii)    In the event of a material violation of
this Section 10.4, the non-breaching Party may, without resort to the dispute resolution procedure set forth in Articles II and XI, bring an immediate court action or enjoin such violation and to recover any damages that it may have incurred by reasons of such violation.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         10.5.    Definitions.

                  (a) For purposes of this Agreement, a "Change in Control" of a company shall be deemed to have occurred in the event of (i) a merger, consolidation, reorganization, recapitalization, the purchase of substantially all of the company's assets, or other transaction in which or as result of which the common stock of the company, or a successor entity having the same ownership as the company, shall cease (except temporarily) to be a publicly traded security; or (ii) the acquisition by any individual, firm, corporation, or entity (other than any profit sharing or other employee benefit plan of the company or any Affiliate, or any employee or group of employees or former officers an/or directors of the company or its Affiliates) of beneficial ownership, directly or indirectly, of securities of the company representing more than *** of the combined voting power of the company's then outstanding voting securities. Notwithstanding the foregoing, The Procter & Gamble Company directly or indirectly must have at least *** percent of the combined voting power of Procter & Gamble's outstanding voting securities, otherwise there shall be a Change of Control of Procter & Gamble.

                  (b) A "Substantial Stock Accumulation" of a company shall be deemed to have occurred in the event of the accumulation by any individual, firm, corporation, or entity (other than any profit sharing or other employee benefit plan of the company or any Affiliate, or any employee or group of employees or former officers an/or directors of the company or its Affiliates) of beneficial ownership, directly or indirectly, of securities of the company representing more than *** of the combined voting power of the company's then outstanding voting securities. Notwithstanding the foregoing, Leonard Schleifer, M.D., Ph.D., the present President and Chief Executive Officer of Regeneron, may accumulate more than *** percent of Regeneron's or Regeneron's Parent's combined voting power of its outstanding securities and no Substantial Stock Accumulation for Regeneron shall be deemed to have occurred. For the purposes of this Section 10.5(b), Dr. Schleifer's ownership of securities of Regeneron or Regeneron's Parent shall be deemed to be his direct or indirect ownership of capital shares or options to purchase such capital shares of Regeneron or Regeneron's Parent and the direct or indirect ownership of such shares by members of his family living in his household to the extent that Dr. Schleifer retains voting control, the power to exercise such options, and the right to dispose of such shares, and shall not include any other shares over which he does not possess Beneficial Ownership, as defined in the Securities and Exchange Act of 1934, as amended.

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         10.6. The "License Fee" for purposes of Sections 10.3 and 10.4 shall be determined as follows:

                  (a)      License Fee has two components:  a Valuation (as

defined herein) of the Parties' interest in the Agreement or J-V Agreement with respect to Compounds to which neither Party has opted out in total and a running royalty on Net Sales of any Compound for which neither Party has opted out, such rate and term being calculated as per Section 6.1 ("Running Royalty"). Each Party shall designate an investment banking firm of its choice, and each investment banking firm will be asked to prepare an appraisal as to the fair market value of the collaboration as a going concern that would be received in cash from a Third Party if a sale of the collaboration were made to a Third Party, taking into account any contractual obligation of either Party or its Affiliates to refrain from manufacturing or marketing a product competitive with the Products in the Territory for any period, the value of the information, Patents and Know-how, and other assets being licensed and the potential market for such Compounds in the Territory ("Fair Market Value"). The Fair Market Value shall not include Compounds in specific countries or in the entire Territory for which either Party is an Opting Out Party, as such royalty shall continue to be governed pursuant to Section 6.1, regardless of a Change of Control. *** The investment bankers will be asked to submit their Valuations within thirty (30) days after the Purchase Date. In the event of a Party's failure to obtain an investment banking firm's Valuation within thirty (30) days after the Purchase Date, the Valuation will be the Valuation determined by the investment banking firm appointed by the other Party. An example of the operation of the License Fee is set forth in Attachment 10.6(a).

                  (b) If the difference between the lower Valuation and the higher Valuation is not more than *** of the higher Valuation, or if the Valuations are equal, the final Valuation shall be the average of the Valuations. If the difference between the *** Valuations is more than *** of the higher Valuation, the investment bankers will select a third investment banking firm from those known as major bracket investment banking firms, and that firm shall also prepare a Valuation. The third investment banking firm will not have access to the Valuations prepared by the other investment banking firms. The *** Valuations that are the closest in value then shall be averaged, and the resulting average shall be the final Valuation.

                  (c) The purchase of the interest shall thereafter be consummated by payment of the Valuation and the obligation to pay the Running Royalty within *** days after receipt of all investment bankers' valuations or such later date upon which all necessary regulatory

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

approvals have been obtained and/or regulatory waiting periods have expired. Advances (if applicable) shall be first subtracted from or added to (as the case may be) the Valuation, then any excess Advance shall be immediately payable by the Owing Party.

                  (d) Each Party shall bear the expense of obtaining the Valuation of the investment bankers selected by such Party, and if a third investment banker is selected, the expense of obtaining its Valuation shall be borne equally by the Parties.

                  (e) Unless otherwise agreed in writing by the Parties, the

License Fee for a license under Sections 10.3, 10.4 and 10.5 shall be calculated as of the date of the Electing Company's notice that it elects to exercise the Option under Sections 10.3 or 10.4 or the Purchasing Company's notice that it desires to license the interest of the Party affiliated with the Affected Company under Section 10.3 (such date shall be referred to as the "Purchase Date").

                  (f) During the pendency of the Option election and valuation process, the Parties shall continue to perform their customary activities under this Agreement or any J-V Agreement.

                           Article XI - Miscellaneous

         11.1. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the Defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the Defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

         11.2. Notices. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth above. Any such notice or communication may also be given by hand or facsimile to the appropriate designation with confirmation of receipt. Either Party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt; notices given by hand shall be effective when delivered.

                  Notices for Regeneron shall be sent to:

                           Regeneron Pharmaceuticals, Inc.
                           Attn:  Corporate Secretary
                           777 Old Saw Mill River Road
                           Tarrytown, New York  10591-6707

                  With copy to:

                           Regeneron Pharmaceuticals, Inc.
                           Attn:  General Counsel
                           777 Old Saw Mill River Road
                           Tarrytown, New York  10591-6707

                  Notices for Procter & Gamble shall be sent to:

                           Procter & Gamble Pharmaceuticals, Inc.
                           Attn:  President
                           One Procter & Gamble Plaza
                           Cincinnati, Ohio  45202


                  With copy to:

                           Procter & Gamble Pharmaceuticals, Inc.
                           Attn:  Associate General Counsel
                           Blue Ash Office Center
                           10200 Alliance Road
                           Cincinnati, Ohio  45242-4716

         11.3. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to arbitration pursuant to Section 11.4. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

         11.4. Arbitration. Subject to Sections 2.5 and 10.4(b)(iii), disagreements under this Agreement shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The parties further agree that each such disagreement be submitted to a panel of three (3) impartial arbitrators with each Party selecting one (1) arbitrator within fifteen (15) days of a request for arbitration and the two (2) selected arbitrators selecting a third arbitrator who is experienced in the United States pharmaceutical industry within thirty
(30) days after the request. Any arbitration hereunder shall commence within thirty (30) days after appointment of the third arbitrator and shall be held in Boston, Mass., U.S.A. Upon reasonable notice and prior to any hearing, the Parties will allow document discovery and will disclose all materials relevant to the subject matter of the dispute. The arbitrators shall make final determinations as to any discovery disputes. The decision of the arbitrators shall be rendered no later than sixty (60) days after commencement of arbitration. The costs of arbitration shall be split by the parties unless the arbitrators decide otherwise. Any judgment or decision rendered by the panel shall be binding upon the Parties and shall be enforceable by any court of competent jurisdiction.

         11.5. Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

         11.6. Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the Parties are unable to agree upon a reasonably acceptable alternative, then the Parties agree that a submission to arbitration shall be made in accordance with Section 11.4 to establish an alternative to such invalid or unenforceable term, covenant, or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

         11.7. Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the Field, with the exception of any agreements by the Parties executed at an even date hereof, and supersedes and terminates all prior agreements and understanding between the parties in the Field. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

         11.8. Survival. Sections 5.4, 5.5 and 8.1 shall survive the termination of this Agreement for to the extent specified therein. Section 9.3 and any accrued obligations under this Agreement shall survive termination of this Agreement without limit as to time.

         11.9.    Assignment.

                  (a) Procter & Gamble and Regeneron may assign any of their rights or obligations under this Agreement in any country of the Territory to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibility for performance of its obligations under this Agreement.

                  (b) The Parties recognize that each may perform some of its obligations hereunder through Affiliates; provided, however, that Procter & Gamble and Regeneron shall remain responsible and be guarantors of such performance by their Affiliates and shall cause their Affiliates to comply with the provisions of this Agreement in connection with such performance.

                  (c) Procter & Gamble and Regeneron may only assign their rights under this Agreement in any country of the Territory to a Third Party with written permission of the other Party, which permission will only be given at its sole discretion.

         11.10.   Publicity.

                  (a) Procter & Gamble and Regeneron will jointly discuss and promptly agree, based on the principles of Section 11.10(b), on any press releases and any other public statements regarding the execution and the subject matter of this Agreement, the research to be conducted under this Agreement or any other aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation.

                  (b) In the discussion and agreement of Section 11.10(a), the principles observed by Procter & Gamble and Regeneron will be accuracy, the requirements for confidentiality under Article IX, the advantage a competitor of Procter & Gamble or Regeneron may gain from any statement under Section 11.10(a), the requirements of disclosure under any securities laws or regulations of the United States, including those associated with SEC and regulatory filings and public offerings, the restrictions imposed by the Federal Food, Drug and

Cosmetic Act, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to Procter & Gamble and Regeneron.

         11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

         11.12. No Solicitation. During the Term of this Agreement, the Parties shall not directly or indirectly solicit the other Party's employees for employment or other consulting arrangements.

                             Article XII - Execution

         12.1. In witness whereof the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first written above.

Procter & Gamble Pharmaceuticals, Inc.

By:
   ------------------------------
         G. Gilbert Cloyd
         President

Regeneron Pharmaceuticals, Inc.

By:
   ------------------------------------
         Leonard S. Schleifer, M.D., Ph.D.
         President and Chief Executive Officer

                                 Attachment 3.1

         Timing and Calculation of Research and/or Product Plan Budgets

Budget Process

1)       ***

2)       ***


3)       ***

Attachment 3 cont.

Budget Cost Development

1)       ***

Attachment 3 cont.

2)       ***

               Attachment 3.4(b) -- Example of Advances Operation

                        FUNDING OF DEVELOPMENT CANDIDATES

                                      ***


                                Attachment 6.1(b)

                 Each Party's Share of Royalties or Other Income

                            When Both Parties Opt Out

                                      ***

*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.

         Attachment 9.1 - Agreements Relating to Third Party Technology

Technology Development Agreement dated as of March 20, 1989, between Sumitomo
         Chemical Company, Limited and Regeneron Pharmaceuticals, Inc.

Collaboration Agreement dated as of August 31, 1990, between Amgen Inc. and
         Regeneron Pharmaceuticals, Inc.

Collaboration Agreement dated as of July 22, 1993, between Glaxo Group Limited and Regeneron Pharmaceuticals, Inc.

Research Development Agreement dated as of June 2, 1994, between Sumitomo
         Pharmaceuticals Company, Ltd., and Regeneron Pharmaceuticals, Inc.

Collaboration Agreement dated as of October 9, 1996, between Pharmacopeia, Inc., and Regeneron Pharmaceuticals, Inc.

                               Attachment 10.6(a)


                        Example of License Fee Operation

      Scenario                                           License Fee Operation

                                       ***













*** Certain material has been omitted from this section pursuant to a request for confidential treatment and has been filed separately with the S.E.C.